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                                   EXHIBIT 8



                                 June 8, 1997


Board of Directors
Lakeview Financial Corporation
506 Lincoln Avenue
Lakeview, MI 48850

Board of Directors
Firstbank Corporation
311 Woodworth Avenue
Alma, MI 48881

          Re:  Tax Opinion Concerning Reorganization/I.R.C. (S) 368(a)(1)(A)
               -------------------------------------------------------------

Gentlemen:

     This letter sets forth our opinion as to certain federal income tax consequences of a statutory merger, described below, wherein Lakeview Financial Corporation ("Lakeview") would be merged with and into Firstbank Corporation ("Firstbank"). Our opinion as to the tax consequences is based on the facts, representations, assumptions and conditions stated below.

Background
----------

     A.   Firstbank
          ---------

     Firstbank is a Michigan corporation, having authorized capital consisting of 10,000,000 shares of common stock, of which 1,633,234 shares were issued and outstanding as of May 31, 1997, and 300,000 shares of preferred stock, of which there are no issued and outstanding shares. (All subsequent references to Firstbank's shares or stock refer only to its common stock, as no preferred shares have been issued). Firstbank has approximately 960 shareholders of record, and its stock is traded in the national over-the-counter market. Firstbank owns all or substantially all of the outstanding stock of Bank of Alma, Firstbank (Mt. Pleasant), and 1st Bank (West Branch). Firstbank does not currently own, directly or indirectly, nor has it directly or indirectly owned in the preceding five years, any of the stock of Lakeview.


     B.   Lakeview
          --------

     Lakeview is a Michigan Corporation, having authorized capital consisting of 1,500,000 shares of common stock, of which 657,484 shares were issued and outstanding as of May 27, 1997. No other class of Lakeview stock is authorized or outstanding. Lakeview's common stock is held of record by approximately 290 shareholders. Lakeview does not own, directly or indirectly, nor has it so owned in the preceding five years, any of the stock of Firstbank. Lakeview owns all the issued and outstanding shares of Bank of Lakeview ("Bank").

Transactions and Assumptions
----------------------------

     1. Lakeview and Firstbank have entered into an Agreement and Plan of Merger, dated April 17, 1997, as amended by Amendment No. 1 dated June 18, 1997 (the "Definitive Agreement"), providing for the merger of Lakeview with and into Firstbank.

     2. Firstbank, the surviving corporation in the merger, will acquire all of the assets and assume all of the liabilities of Lakeview. After the merger, all of the issued and outstanding stock of the Bank will be owned by Firstbank.

     3. On the effective date of the merger, each share of the capital stock of Lakeview shall, ipso facto and without any action on the part of the holder thereof, become and be converted into the right to receive shares of Firstbank common stock or, at the election of the Lakeview shareholder, an equivalent amount of cash, subject to an aggregate maximum of 35% of the total consideration paid to holders of Lakeview common stock, all as provided in the Definitive Agreement.

     4. In connection with the conversion of Lakeview common stock into Firstbank common stock, no certificate evidencing fractional shares of Firstbank common stock will be issued, and no right to vote or receive any dividends or other rights of a shareholder will attach to any fraction of a share of Firstbank common stock resulting from the conversion. In lieu thereof, Lakeview shareholders who otherwise are entitled to receive a fraction of a share of

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Firstbank common stock will be paid cash, rounded to the nearest penny, based upon the per share conversion value specified in the Definitive Agreement.


     5. No dissenters' rights will be exercised with respect to the transaction.

Representations
---------------

     In addition to the above, the following representations have been made:

          (a) The fair market value of Firstbank stock to be received by each Lakeview shareholder in the transaction will, in each instance, be approximately equal to the fair market value of Lakeview stock surrendered in exchange therefor.

          (b) There is no plan or intention by the shareholders of Lakeview who own more than one percent of Lakeview's stock, and the management of Firstbank and Lakeview know of no plan or intention on the part of the remaining Lakeview shareholders, to sell, exchange or otherwise dispose of Firstbank stock to be received in the transaction that will reduce the holdings of Lakeview's shareholders of Firstbank stock to a number of shares having, in the aggregate, a value at the time of the transaction of less than 50 percent of the total value of the formerly outstanding stock of Lakeview as of the same date. For purposes of this representation, shares of Lakeview stock exchanged for cash in lieu of fractional shares of Firstbank stock will be treated as outstanding Lakeview stock on the date of the transaction. Moreover, shares of Lakeview stock and shares of Firstbank stock held by Lakeview shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction were considered in making this representation.

          (c) Firstbank has no plan or intention to redeem or otherwise reacquire any of its stock issued in the transaction.

          (d) Firstbank has no plan or intention to liquidate the Bank, to sell or otherwise dispose of the stock of the Bank, to merge the Bank with and into another corporation, or to cause the Bank to sell or otherwise dispose of any of the assets of Lakeview acquired in the transaction, except for dispositions made in the ordinary course of its business.

          (e) The liabilities, if any, of Lakeview assumed by Firstbank and the liabilities to which the transferred assets of Lakeview are subject were incurred by Lakeview in the ordinary course of its business and are associated with the assets to be transferred.

          (f) Following the transaction, Firstbank will continue the historic business of Lakeview and use a significant portion of Lakeview's business assets in a business.

          (g) Firstbank and Lakeview and shareholders of Lakeview will pay their respective expenses, if any, incurred in connection with the transaction.

          (h) There is and will be no intercorporate indebtedness between Firstbank and Lakeview that was or will be issued, acquired or settled at a discount.

          (i) No two parties to the transaction are, or at the time of the transaction will be, investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

          (j) Lakeview is not under the jurisdiction of a court in a Title 11, or similar, case within the meaning of section 368(a)(3)(A) of the Code.

          (k) The fair market value of the assets of Lakeview to be transferred to Firstbank exceeds, and on the day of the proposed transaction will exceed, the sum of all Lakeview liabilities to be assumed by Firstbank, plus the amount of liabilities, if any, to which the assets to be transferred are subject.

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          (l) None of the compensation received by any shareholder-employees of
     Lakeview will be separate consideration for, or allocable to, any of their shares of Lakeview stock, and the compensation paid to them will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arms-length for similar services. None of Firstbank's shares received by any shareholder-employee of Lakeview will be separate consideration for, or allocable to, any employment agreement compensation owed to such shareholder-employee.

          (m) Firstbank does not own, directly or indirectly, nor has it owned, directly or indirectly, in the past five years, any Lakeview stock.

          (n) The merger of Lakeview with and into Firstbank, and the exchange of Firstbank stock for Lakeview stock are to be effected for the purposes stated below.

          (o) The payment of cash in lieu of fractional shares of Firstbank stock is solely for the purpose of avoiding the expense and inconvenience to Firstbank of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to Lakeview shareholders instead of issuing fractional shares of Firstbank stock will not exceed one-tenth of one percent of the total consideration that will be issued in the transaction to Lakeview shareholders in exchange for their shares of Lakeview stock. The fractional share interests of each Lakeview shareholder will be aggregated, and no Lakeview shareholder will receive cash in an amount equal to or greater than the value of one full share of Firstbank stock.

Business Purpose
----------------

     It has been represented that the boards of directors of Lakeview and Firstbank believe that the merger will strengthen Lakeview, Firstbank, and the Bank in enabling them to expand and meet the competition of other banks. The proposed transaction is expected to improve the marketing and branching activities of Firstbank and its subsidiaries and affiliates, and to provide the Bank access to a broader range of capital sources and greater possibilities for growth in both banking and nonbanking activities.

Opinion
-------

     Based on our understanding of the facts, and on the representations and assumptions stated herein, it is our opinion that the following tax consequences will arise with respect to the transaction:

          1. The merger of Lakeview with and into Firstbank will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and Firstbank and Lakeview will each be a "party to a reorganization" within the meaning of section 368(b).

          2. The basis of the assets of Lakeview acquired by Firstbank will be, in each case, the same as the basis of such assets in the hands of Lakeview immediately before the consummation of the merger. I.R.C. (S) 362(b).

          3. No gain or loss will be recognized by Firstbank upon the receipt by Firstbank of substantially all of the assets of Lakeview in exchange for Firstbank shares. I.R.C. (S) 1032.
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          4.   The holding period of Lakeview's assets in the hands of Firstbank will, in each case, include the holding period during which such assets were held by Lakeview immediately before the consummation of the merger. I.R.C. (S) 1223(2).

          5. No gain or loss will be recognized by the Lakeview shareholders who receive shares of Firstbank common stock in exchange for all of their shares of Lakeview common stock, except to the extent of any cash received in exchange for Lakeview common stock or in lieu of fractional shares of Firstbank common stock. I.R.C. (S)(S) 354(a)(1) 356(a)(1). Gain, if any, will be realized by Lakeview shareholders who receive both Firstbank common stock and cash in exchange for their Lakeview common stock, but not in excess of the amount of cash received. If the exchange has the effect of a distribution of a dividend as provided in section 356(a)(2), then the amount of gain recognized that is not in excess of each such shareholder's ratable share of Lakeview's undistributed earnings and profits will be treated as a dividend. The determination of whether the exchange has the effect of a distribution of a dividend will be made on a shareholder-by-shareholder basis with the application of section 318(a), in accordance with the principles set forth in Clark v. Commissioner, 489 U.S. 279 (1989) and Revenue Ruling 93-61. The remainder, if any, of the gain will be treated as gain from the sale or exchange of property. No loss will be recognized on an exchange pursuant to section 356(c).

          6. The basis of Firstbank common stock to be received by Lakeview shareholders will, in each instance, be the same as the basis of the respective shares of Lakeview common stock surrendered in exchange therefor. I.R.C. (S) 358(a)(1).

          7. The holding period of Firstbank shares received by Lakeview shareholders will, in each instance, include the holding period for Lakeview shares surrendered in exchange therefor, provided that Lakeview shares surrendered were, in each instance, held as capital assets in the hands of Lakeview shareholders on the date of the consummation of the merger. I.R.C. (S) 1223(1).

     Our opinion is based upon the facts as they have been represented to us or determined by us as of this date. If any of the facts, representations, or assumptions on which this opinion is based is determined to be untrue or incorrect from the inception, our opinion may be adversely affected. While we have no reason to believe that the facts, representations and assumptions stated herein are untrue or inaccurate, we express no opinion as to the accuracy of the facts, representations, and assumptions stated herein.

     Our opinion is based upon existing law and currently applicable Treasury regulations and also on administrative and judicial interpretations of the law and regulations. Administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures and judicial decisions are subject to change either prospectively or retroactively.

     Our opinion is limited to the specific issues addressed above and is not intended to address any other issues. We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Firstbank Corporation with the Securities and Exchange Commission for the purpose of registering securities under the Securities Act of 1933, as amended.

                              Respectfully submitted,

                         VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP


                              /s/ Varnum, Riddering,
                                  Schmidt & Howlett LLP